Exhibit 99.1

Trading Symbol: SRRL
FOR IMMEDIATE RELEASE

STELLAR RESOURCES SIGNS FARM-INAGREEMENT FOR MINERAL EXPLORATION IN TANZANIA

HENDERSON, NV., September 9, 2008  -- Stellar Resources, Ltd. (OTC BB: SRRL), a mineral property acquisition, exploration and development company, announced today it  has signed a Definitive “Farm in Agreement” with Canafra Mineral Exploration Corp.,  headquartered in Vancouver, British Columbia, for a Joint Venture to explore and utilize its mineral resource in the Chunya Mining District, the Republic of Tanzania, Africa.

The basic terms of the agreement provide for a farm-in by Stellar of up to 50% of the proceeds of mineral production on the initial mine concession in return for financing the project.  All operations and management of the mine will be conducted by Canafra.  Phase 1 of the project will include geological mapping and prospecting, soil sampling, and trenching.

Canafra’s mining concessions are located within the renowned Lupa Goldfield, which is a 2600 sq km area in the Mbeya Region of Tanzania and is the second largest gold field in Tanzania. The area has been long identified as a gold-rich region and, since the 1920s, has had as many as 120 mines active in the area. The area is one of the most exciting gold exploration areas as the Alluvial Gold is not confined to rivers or creeks but can be found in greater or lesser quantities on plains and hills as well. Pitting was and is common in the area as a result. The area has supported several mines of some importance based on gold in quartz veins with and without sulfides. Officially, 18.6 tons of gold has been reported from the Lupa Goldfield, but it is estimated that production has actually exceeded 30 tons. One mine alone extracted a total of 8.6 tons in the 1950s. Using recent data, the Lupa Goldfield has yielded an average of approximately 6 to 8 gm of gold per tonne.

Gerry Podersky-Cannon, President of Canafra, states, “We are very pleased to be moving forward in this venture with Stellar Resources. The opportunity to further explore concessions, which are adjacent to other producing mines in the Lupa Goldfield, is an exciting prospect for both companies.”

About Canafra

Canafra Mineral Explorations Corp., is a private mineral exploration company located in Vancouver, BC. Since 2002, the Company has been actively pursuing mining opportunities on the African Continent and currently owns two concessions in the Mbeya region of Tanzania and in discussions to acquire additional properties. Canafra has directors in Canada, the UK, and Tanzania. As well the company has key relationships in Tanzania with people and agencies with expertise in mining.

Investor Relations
CONTACT: Stellar Resources Ltd.
Paul Knopick, E & E Communications
(949) 707-5365
pknopick@eandecommunications.com

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Forward-Looking Statements

This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-statements include fluctuation of operating results, the ability to compete successfully and the ability to complete before-mentioned transactions. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.